EXHIBIT 10.7
                                    FORM OF
                         PHYSICIAN ENGAGEMENT AGREEMENT

        THIS PHYSICIAN ENGAGEMENT AGREEMENT (the "AGREEMENT"), is made and entered into this _____ day of ____________________, 1997, by and between ______
___________, D.P.M. (hereinafter "PHYSICIAN STOCKHOLDER"), whose mailing address is ; _________________________, a Texas professional limited liability company (hereinafter the "GROUP PRACTICE") having its principal office at ___________________________________, and American Medical Providers, Inc., a
Delaware corporation, or one of its affiliates, successors or assigns (hereinafter "ADMINISTRATOR") as a designated third party beneficiary hereof whose mailing address is 3555 Timmons Lane, Suite 1550, Houston, Texas 77027.

                              W I T N E S S E T H:

        This Agreement is made and entered into under the following circumstances:

        (1) Whereas the Group Practice is engaged in the business of owning and operating a medical practice; and

        (2) Whereas the Group Practice desires, on the terms and conditions stated herein, to engage the Physician Stockholder as a clinic physician specializing in podiatric medicine and all related medical fields to the fullest extent permitted by Physician Stockholder's license; and

        (3) Whereas the Physician Stockholder desires, on the terms and conditions stated herein, to participate in the Group Practice; and

        (4) Whereas Group Practice and Administrator have entered into a Management Services Agreement, attached hereto as Exhibit A (the "Management Services Agreement"); and capitalized terms used herein but not defined shall have the meanings ascribed to those terms in the Management Services Agreement.

        NOW, THEREFORE, in consideration of the foregoing recitals, and of the promises, covenants, terms and conditions contained herein, the parties hereto agree as follows:

        1. MEMBERSHIP TERM. The Group Practice hereby engages Physician Stockholder, and Physician Stockholder hereby accepts the engagement with the Group Practice commencing ____________________ (hereinafter the "EFFECTIVE DATE") and continuing for a period of five (5) years and unless cancelled in accordance with the terms of this Agreement continuing for successive two (2) year renewal periods thereafter (hereinafter the "TERM OF ENGAGEMENT"). The Term of Engagement shall automatically renew unless either party gives written notice of intent not to renew not less than two (2) years prior to the applicable renewal date (the fifth anniversary of the Effective Date and each odd year anniversary date thereafter). The Term of Engagement provided for in this
Section 1 shall be subject to earlier termination as provided for elsewhere in this Agreement.
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        The parties agree that with respect to the initial renewal of the Term of Engagement, either party may initiate renewal discussions and negotiations at any time after the end of the 27th month of the Term of Engagement and the parties will agree to mutually schedule an initial negotiating meeting prior to the 30th month of the Term of Engagement and to proceed with negotiations in an expeditious manner until the end of the 36th month or until notice of intent not to renew is given by either party.

        2. DUTIES AND QUALIFICATIONS. Physician Stockholder shall provide medical services to patients at the Group Practice's office or offices located at as listed on SCHEDULE A, or such other locations in the county or counties listed on SCHEDULE A (the "COUNTY") or surrounding area as requested by Group Practice and agreed to by Physician Stockholder, in accordance with the laws of the state listed on SCHEDULE A (the "State") and the principles of medical ethics of the American Podiatric Medical Association.

        During the Term of Engagement, Physician Stockholder will practice medicine only as a participant in the Group Practice, will practice medicine on a full-time basis and will perform such other duties as are reasonably assigned to and accepted by Physician Stockholder from time to time by the Group Practice. Such duties shall include, without limitation:

               a. Physician Stockholder is, and will continue to be, duly licensed to practice medicine in the State, is Board certified in podiatric medicine or if not currently certified then will obtain such certification within two (2) years of the Effective Date, agrees to participate and does participate in a continuing medical education program, and agrees to obtain and maintain an American Podiatric Medical Association C.M.E. certificate or its equivalent.

               b. Physician Stockholder shall devote Physician Stockholder's full professional time, attention, and energies to rendering professional services at the Premises and at such other places in the County and its surrounding areas as may be designated from time to time by Group Practice and consented to by Physician Stockholder and to performing administrative duties related to such professional practice;

               c. Physician Stockholder shall provide "on duty" and "on call" services on an equal rotating basis with other physician members of Group Practice, and shall provide "on call" services at those hospitals and other facilities that are designated from time to time in Group Practice's business plan and as agreed to by Physician Stockholder;

               d. Physician Stockholder agrees to keep and maintain (or cause to be kept and maintained) on a timely basis appropriate records relating to all professional services rendered by Physician Stockholder hereunder and to attend to all billing reports, claims, and correspondence required in connection with Physician Stockholder's services rendered under this Agreement;

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               e. Physician Stockholder shall notify Group Practice immediately, but in no event later than one business day after receipt by Physician Stockholder of any notice, claim or petition that might be covered under any medical professional liability insurance covering Physician Stockholder or, in any event, that might claim damages in excess of five percent (5%) of Physician Stockholder's net worth.

               f. Physician Stockholder agrees to promote, to the extent permitted by law and the applicable canons of professional ethics and applicable parts of this Agreement, the professional practice of Group Practice;

               g. Physician Stockholder will, to a reasonable extent, attend professional conventions and post-graduate seminars and participate in professional societies in conjunction with the covenants and agreements contained herein, and will do all things reasonably desirable to maintain and improve Physician Stockholder's professional skills;

               h. Physician Stockholder shall be and remain duly licensed by the State(s) to practice medicine without restriction and shall comply with and be controlled and governed by, and otherwise perform services hereunder in accordance with, applicable law and the ethics and standards of care of the medical community or communities in which Physician Stockholder shall from time to time provide services; and

               i. For the purpose of permitting the Group Practice and/or its management services provider to purchase key man life insurance covering Physician Stockholder and naming Group Practice and/or its management services provider as exclusive beneficiaries, Physician Stockholder agrees to any action reasonably required to obtain such insurance, including submitting to a physical examination if required by any carrier proposing to provide such insurance.

               j. Physician Stockholder shall at all times comply with the reasonable and necessary policies and procedures adopted by the Group Practice from time to time, and shall perform such other duties as Group Practice and Physician Stockholder may from time to time mutually agree, which agreement shall not be unreasonably withheld.

               k. Nothing herein shall authorize Group Practice to impose duties or constraints of any kind which would require Physician Stockholder to infringe the ethics of the medical profession or violate any local ordinance or other law. Further, Physician Stockholder shall be permitted to invest Physician Stockholder's personal assets and manage Physician Stockholder's personal investment portfolio in such a form and manner as will not require any professional or business services on Physician Stockholder's part to any third party, or conflict with the provisions of Sections 17, 18 or 19 of this Agreement.

               l. Physician Stockholder has full power and authority to enter into this Agreement and perform all obligations hereunder. The execution and performance of this Agreement by Physician Stockholder will not constitute a breach or violation of any covenant,

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agreement or contract to which Physician Stockholder is a party or by which
Physician Stockholder is bound.

        3. PROFESSIONAL JUDGMENT. Physician Stockholder will be free to exercise Physician Stockholder's own judgment regarding the treatment of any particular patient. Physician Stockholder, however, agrees to observe and comply with the rules, regulations, policies and procedures of Group Practice as adopted from time to time by the Group Practice.

        4. TAX STATUS OF PHYSICIAN STOCKHOLDER. The parties expressly acknowledge that Physician Stockholder, in the performance of services hereunder, is a Member of the Group Practice which is taxed as a partnership for federal income and employment tax purposes. Physician Stockholder has received a copy of the Professional Limited Liability Company Regulations of the Group Practice and understands his or her share of the income taxes of the Group Practice.

        5. PROFESSIONAL FEES. Physician Stockholder acknowledges that Group Practice shall be entitled to all fees generated by Physician Stockholder pursuant to professional services rendered by Physician Stockholder, and all such fees shall be and remain the property of Group Practice. Physician Stockholder expressly and irrevocably transfers, assigns, and otherwise conveys to Group Practice all right, title, and interest of Physician Stockholder in and to any fees, whether in cash, goods, or other items of value, resulting from or incident to Physician Stockholder's practice of medicine pursuant to this Agreement during the term hereof and hereby appoints Group Practice as attorney-in-fact for collection of same or otherwise enforcing Physician Stockholder's interests therein.

        6. OUTSIDE PROFESSIONAL ACTIVITIES. Any fees or other honoraria received by Physician Stockholder for speaking engagements or other outside professional activities shall be the property of Group Practice, unless specifically excluded on SCHEDULE A attached hereto or otherwise agreed to in writing.

        7. ACCOUNTING CENTER. Physician Stockholder's services, and the services of such other physicians as may be agreed to by Physician Stockholder, shall become the basis for an accounting center within the Group Practice (the "Accounting Center"). Earnings Before Taxes for the Accounting Center and the physicians to be included therein shall be calculated according to Schedule C, attached hereto and the Management Services Agreement. Physician Stockholder agrees to fully participate in the preparation of annual plans and budgets.

        8. COMPENSATION. Physician Stockholder's compensation shall be based upon Net Earnings Before Taxes of the Accounting Center calculated according to Schedule C, multiplied by __%. Physician Stockholder shall receive actual compensation according to this share of Net Earnings Before Taxes of the Accounting Center as divided among all physicians related to the Accounting Center according to Schedule D attached hereto (individually, his or her "Compensation"). Such Compensation will be payable in the form of an estimated monthly draw, payable on the 15th day of each calendar month, adjusted quarterly by an estimated

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distribution or assessment and yearly by a final distribution or assessment made after the Group Practice has filed its annual tax return.

        9. OPTIONAL DISTRIBUTIONS; LOANS TO PHYSICIAN STOCKHOLDER. Notwithstanding Section 8 above, in the first year of this Agreement the actual distributions to Physician Stockholder shall be subject to adjustment as follows:

               a. If Physician Stockholder has so indicated on SCHEDULE D, he or she will receive an Advance on the first monthly draw as a loan payable in accordance with this Section 9.

               b. Physician Stockholder shall have the option to receive additional distributions during each month of the first three months of the first year of this Agreement in the amount of the difference between the actual compensation under Section 8 and ninety percent (90%) of 1/12th of the actual distributions received by Physician Stockholders during the twelve (12) months immediately preceding the commencement of this Agreement and reflected on SCHEDULE D.

               c. Physician Stockholder shall have the option to receive additional distributions during each month of the second three months of the first year of this Agreement in the amount of the difference between the actual compensation under Section 8 and eighty percent (80%) of 1/12th of the actual distributions received by Physician Stockholder during the twelve (12) months immediately preceding the commencement of this Agreement and reflected on SCHEDULE D.

All such distributions in excess of Physician Stockholders actual Compensation under Section 8 above shall be a loan to Physician Stockholder, repayable to the Group Practice as of the second anniversary of this Agreement in twenty-four
(24) monthly installments, plus interest at an annual percentage rate equal to the prime rate as published in The Wall Street Journal on the date of said loan, to be withheld on a prorated basis from the monthly draw.

        10. ANCILLARY PROFITS. During each year of the Term of Engagement, Physician Stockholder may receive a monthly distribution of the profit or loss from Ancillary Services offered by the Group Practice and related to the Accounting Center, the frequency and amount of which shall be determined in the sole discretion of the Group Practice.

        11. VACATION/PERSONAL TIME. Physician Stockholder shall be entitled to leave for vacation, illness, disability, holiday and educational purposes as provided on the attached SCHEDULE B. Physician Stockholder shall not be entitled to any additional absences for any reason unless the Group Practice specifically approves additional leave in writing. Unused holidays and days of vacation may not be carried over from one fiscal year to another. Group Practice and Physician Stockholder shall mutually agree on the scheduling of Physician Stockholder's vacation, holiday and leave time, and all vacation, holiday and leave time shall

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be subject to Physician Stockholder's obligation to make arrangements with Group
Practice's other professional employees for on-call coverage.

        12. BENEFITS. In addition to any other rights Physician Stockholder may have hereunder, Group Practice shall provide to Physician Stockholder, as an Excluded Group Practice Expense, the benefits listed on the attached SCHEDULE B. Additionally, key man life insurance may be maintained on Physician Stockholder but the cost of such insurance shall be a Group Practice Expense.

        13. PROFESSIONAL MEETINGS AND CONTINUING MEDICAL EDUCATION. Physician Stockholder shall be able to attend professional meetings and continuing medical education conferences as provided on SCHEDULE B, but the cost of such meetings or conferences shall be an Excluded Group Practice Expense.

        14.    PROFESSIONAL LIABILITY INSURANCE.

               a. MINIMUM POLICY. Group Practice shall, at Physician Stockholder's expense, at all times during the Term of Engagement, maintain and keep in force professional liability insurance "claims made" (or occurrence) policies of standard form in the State providing coverage for Physician Stockholder, Group Practice and Administrator (if possible) with limits of not less than Two Hundred Thousand Dollars ($200,000.00) per occurrence, and not less than Six Hundred Thousand Dollars ($600,000.00) in the aggregate, or such higher amount as may be deemed reasonable and/or necessary for each single year. The policy shall be placed with insurance companies authorized and licensed to issue such policies in the State with an "A" or higher A.M. Best Rating and reasonably acceptable to Group Practice, and shall name Physician Stockholder, Group Practice and Administrator (if possible) as insured parties. Physician Stockholder shall cooperate fully with Group Practice and such insurance companies in order to obtain such professional liability insurance policy.

               b. TAIL COVERAGE. Upon termination of Physician Stockholder's engagement with Group Practice for any reason, other than death, disability, termination without cause or retirement at age 65 or older, Physician Stockholder shall obtain at Physician Stockholder's expense an extended reporting period or "tail" professional liability insurance policy in an amount of not less than Two Hundred Thousand Dollars ($200,000.00) per occurrence and Six Hundred Thousand Dollars ($600,000.00) in the aggregate, or such higher amount as may be deemed reasonable and/or necessary for not less than 5 years, such tail coverage policy to provide coverage of Physician Stockholder, Group Practice and Administrator (if possible) for all occurrences and events during Physician Stockholder's engagement with Group Practice.

               c. INDEMNIFICATION. Physician Stockholder hereby agrees to defend, indemnify and hold Group Practice harmless from and against any loss, claim, suit, expense or obligation arising out of or resulting from Physician Stockholder's actual or alleged malpractice in the performance of medical services pursuant to this Agreement.

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               d. LOSS OF PROFESSIONAL LIABILITY INSURANCE. Group Practice may
immediately suspend Physician Stockholder from practice under this Agreement if, due to any act or omission of Physician Stockholder, medical professional liability insurance as specified in (a) above cannot be obtained for Physician Stockholder or if Physician Stockholder's medical professional liability insurance is cancelled, suspended, revoked or terminated, and Physician Stockholder shall not be reinstated or permitted to practice at Group Practice's business until such time as the medical professional liability insurance for Physician Stockholder is reinstated to the satisfaction of Group Practice. Physician Stockholder will notify Group Practice, immediately, but in no event later than twenty-four (24) hours after receipt by Physician Stockholder of any notice or information that Physician Stockholder's professional liability insurance has been or may be cancelled, terminated, revoked or suspended.

        15. TERMINATION. Notwithstanding any other provisions of this Agreement, the Term of Engagement shall terminate upon:

               a. the death of Physician Stockholder; or,

               b. upon Physician Stockholder's "disability" (for purposes of this Agreement, the term "disability" shall mean the inability of Physician Stockholder, arising out of any medically determinable physical or mental impairment, to perform the services required of him hereunder for a period of sixty (60) consecutive days during which sixty (60) day period Physician Stockholder's compensation hereunder shall continue); or,

               c. at Group Practice's option, immediately upon the existence of "cause." For purposes of this Agreement, the term "cause" shall be defined as:

                      (1) failure of Physician Stockholder to perform the duties required of him in this Agreement in a manner reasonably satisfactory to Group Practice, in Group Practice's sole discretion upon a vote of not less than 2/3 of the Board of Managers of the Group Practice; provided, however, that the Term of Engagement shall not be terminated pursuant to this subparagraph (1) unless Group Practice first gives Physician Stockholder a written notice ("Notice of Deficiency"). The Notice of Deficiency shall specify the deficiencies in Physician Stockholder's performance of his duties. Physician Stockholder shall have a period of thirty (30) days, commencing on receipt of the Notice of Deficiency, in which to cure the deficiencies contained in the Notice of Deficiency. In the event Physician Stockholder does not cure the deficiencies to the satisfaction of Group Practice, in its sole discretion, within such thirty (30) day period, the Group Practice shall have the right to immediately terminate the Term of Engagement and this Agreement. The provisions of this subparagraph (1) may be invoked by Group Practice any number of times and the cure of deficiencies contained in any Notice of Deficiency shall not be construed as a waiver of this subparagraph (1) nor prevent the Group Practice from issuing any subsequent Notices of Deficiency;

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                      (2) any material dishonesty by Physician Stockholder in
        his dealings with the Group Practice, the commission of fraud by Physician Stockholder, or gross negligence in the performance of the medical duties of Physician Stockholder, all as determined by the Group Practice in accordance with adopted procedures;

                      (3) the conviction (or plea of guilty or nolo contendere) of Physician Stockholder of any felony or other crime involving moral turpitude;

                      (4) any violation of any covenant or restriction contained in Section 18 or Section 19 hereof;

                      (5) unlawful use of narcotics or other controlled substances, or use of alcohol or other drugs in a manner the Group Practice determines to be adverse to the best interests of the Group Practice;

                      (6) failure of Physician Stockholder to maintain Physician Stockholder's license and authorization to practice as a physician in the State;

                      (7) failure of Physician Stockholder to (a) obtain within two (2) years of the Effective Date, and/or (b) maintain Physician Stockholder's status as Board certified in podiatric medicine by a certifying organization acceptable to the Group Practice;

                      (8) if, due to any act or omission of Physician Stockholder, the medical professional liability insurance required by
        Section 14(a) of this Agreement cannot be obtained by Group Practice, or if, due to any act or omission of Physician Stockholder, such medical professional liability insurance is cancelled, terminated or revoked and cannot be replaced within 60 days.

        For all purposes of this Agreement, termination for "cause" shall be deemed to have occurred in the event of Physician Stockholder's resignation when, because of existing facts and circumstances, subsequent termination for "cause" can reasonably be foreseen.

        Except as otherwise provided in this Agreement, in the event of termination of this Agreement pursuant to this Section 15, Physician Stockholder or Physician Stockholder's estate, as appropriate, shall be entitled to receive (in addition to any benefits payable upon death in the case of Physician Stockholder's death) the compensation provided for in Section 8 hereof (prorated on a daily basis) and any Ancillary Profits provided for in Section 10 hereof (determined as provided in Section 10), up to and including the effective date of termination. However, Group Practice reserves the right of setoff for any damages resulting from the termination or for any amounts owed by Physician Stockholder to Group Practice.

        16. EFFECTS OF TERMINATION. In the event of termination of this Agreement, neither party shall have any further obligations hereunder except for
(i) obligations accruing prior to the date of termination and (ii) obligations, promises or covenants contained herein which are

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expressly made to extend beyond the term of this Agreement as provided herein, including, without limitation, confidentiality of information, indemnities and Physician Stockholder's covenants not to compete and to pay damages (which covenants and agreements shall survive the termination or expiration of this Agreement). No compensation shall be payable to Physician Stockholder following the effective date of the termination of Physician Stockholder's Term of Engagement. The termination of this Agreement, for whatever reason, shall not extinguish those obligations of Physician Stockholder specified in Sections 18 and 19 hereof, nor shall the same extinguish the right of either party to bring an action, either in law or in equity, for breach of this Agreement by the other party.

        17. TRANSITION FOLLOWING NOTICE OF TERMINATION. Following any notice of termination of Physician Stockholder's Term of Engagement hereunder, whether given by Group Practice or Physician Stockholder, Physician Stockholder will fully cooperate with Group Practice in all matters relating to the winding up of Physician Stockholder's pending work on behalf of Group Practice and the orderly transfer of such work to the other professional employees of Group Practice. On or after the giving of notice of termination hereunder and during any notice period, Group Practice will be entitled to such full-time or part-time services of Physician Stockholder as Group Practice may reasonably require.

        18. NON-COMPETITION. During the Term of Engagement and for a continuous period of one (1) year thereafter commencing upon expiration or termination of the Term of Engagement, regardless of any termination pursuant to Section 15 or any voluntary termination or resignation by Physician Stockholder, except for death, disability, full-time retirement, termination without cause or by law, Physician Stockholder shall not without the written consent of Group Practice, individually or jointly with others, directly or indirectly, whether for his own account or for that of any other person or entity, own or hold any ownership or voting interest in any person or entity engaged in a business the same as or similar to any business of the Group Practice, or in a business which competes in any manner whatsoever with the business of Group Practice or Group Practice's facility (other than Business Interests as disclosed on SCHEDULE A and any ownership interest in the Administrator) and which is located or intended to be located anywhere within a radius of twenty (20) miles of the offices of Group Practice at which Physician Stockholder has practiced podiatry in the last year.

        19. NON-DISCLOSURE; NON-SOLICITATION. Except in the performance of his duties hereunder, at no time during the Term of Engagement or for a period of one year thereafter shall Physician Stockholder, individually or jointly with others, for the benefit of Physician Stockholder or any third party, publish, disclose, use or authorize anyone else to publish, disclose or use, any secret or confidential material or information relating to any aspect of the business or operations of the Group Practice or any information regarding the business methods, business policies, procedures, techniques, or trade secrets, or other knowledge or processes of or developed by Group Practice (and/or any other Physician Stockholder or agent of Group Practice), any affiliate of the Group Practice, any entity in which the Group Practice has an interest, including, without limitation, any secret or confidential information relating to the business, customers, financial position, trade or industrial practices, trade secrets, technology

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or know-how of the Group Practice. Moreover, during the Term of Engagement,
Physician Stockholder shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner of, or in any other capacity for, nor lend any assistance (financial, managerial or otherwise) or cooperation to, any person or entity (other than Group Practice or the Administrator) which employs any person or hires or contracts with, as a consultant or other independent agent or independent contractor, any person or entity (other than Physician Stockholder) who was employed by or acted as an agent for, consultant to, or independent contractor of the Group Practice, any affiliate of the Group Practice, or any entity in which the Group Practice has an interest, at any time during the Term of Engagement, nor shall Physician Stockholder employ any such person or induce or attempt to influence any such person to terminate employment with Group Practice.

        20. REASONABLENESS OF RESTRICTIONS; REFORMATION; ENFORCEMENT. The parties hereto recognize and acknowledge that the geographical and time limitations contained in Sections 18 and 19 hereof (hereinafter the "RESTRICTIVE COVENANTS") are reasonable and properly required for the adequate protection of the Group Practice's interest. Physician Stockholder acknowledges that the Group Practice will provide to Physician Stockholder confidential information concerning the Group Practice's business methods and operating practices in reliance on the covenants contained in the Restrictive Covenants. It is agreed by the parties hereto that if any portion of the restrictions contained in the Restrictive Covenants are held to be unreasonable, arbitrary or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary and not against public policy may be enforced against Physician Stockholder. If Physician Stockholder shall violate any of the covenants contained herein and if any court action is instituted by the Group Practice to prevent or enjoin such violation, then the period of time during which the Physician Stockholder's business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the Physician Stockholder's breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

        21. NO REMEDY AT LAW. With respect to the covenants and agreements of Physician Stockholder set forth in the Restrictive Covenants, the parties agree that a violation of such covenants and agreements will cause irreparable injury to Group Practice for which Group Practice will not have an adequate remedy at law, and that Group Practice shall be entitled, in addition to any other rights and remedies it may have, at law or in equity, to obtain an injunction to restrain Physician Stockholder from violating, or continuing to violate, such covenants and agreements. In the event Group Practice does apply for such an injunction, Physician

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Stockholder shall not raise as a defense thereto that the Group Practice has an adequate remedy at law.

        22. LIQUIDATED DAMAGES. The parties agree that in the event of termination of this Agreement by Physician Stockholder other than at the normal expiration of the Term of Engagement or as a result of the violation of the terms of this Agreement by the Group Practice, the direct costs and damages to Group Practice, though substantial, would be difficult to precisely determine. Therefore, the parties agree that in the event of such termination, Physician Stockholder shall pay to Group Practice, not as a penalty, but as the parties' reasonable estimate of the direct costs and other direct damages resulting to Group Practice in connection with such termination, liquidated damages in an amount equal to Dollars ($ ), which amount is intended to approximate the twelve
(12) months of Group Practice expenses attributable to Physician Stockholder next preceding the termination of this Agreement, which amount is the best estimate of the expenses to continue to be incurred while Physician Stockholder is fully replaced. Such damages shall be payable on demand by Group Practice. Physician Stockholder and Group Practice agree that the damages provided for herein are not the full measure of damages that could be incurred by the Group Practice as a result of Physician Stockholder's breach of the terms of this Agreement and nothing contained in this Section 22 shall prevent Group Practice from seeking injunctive relief to enforce the terms of this Agreement.

        23. BILLING SERVICES. Group Practice shall have sole responsibility and authority for preparation of billings for, and collection of income generated from, Physician Stockholder's practice of medicine and the operation of Ancillary Services and, pursuant to this Agreement, the delegated authority to request, demand, collect, receive and provide receipts for all income on behalf of Physician Stockholder including any payment or reimbursement from governmental agencies and insurance carriers on account of medical services provided to patients. Upon notification by Group Practice, Physician Stockholder will utilize the Group Practice's provider numbers to bill on behalf of Physician Stockholder for payment and reimbursement from governmental agencies and insurance carriers. All funds collected from operation of Ancillary Services and from Physician Stockholder's practice of medicine hereunder shall be the sole property of Group Practice and shall be deposited into Group Practice's account and Group Practice shall have sole authority to make disbursements therefrom, including refunds and repayment of payments received in error.

        24.    PATIENT RECORDS, BOOKS, OFFICE EQUIPMENT, ETC.

               a. PATIENT RECORDS. As between the Physician Stockholder and the Group Practice, all patient records shall at all times be and remain Group Practice's property and all possessory rights to the patient records shall remain with the Group Practice and Physician Stockholder shall have no such possessory rights to patient records except as required by law and further; provided, however, that upon termination of this Agreement, Group Practice shall provide Physician Stockholder, at Physician Stockholder's expense, access to and copies of such records relating to medical services performed at Group Practice's business by Physician

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Stockholder during the term hereof, if so requested by the patient or if required by Physician Stockholder in defense of any professional liability claim.

               b. EQUIPMENT AND SUPPLIES. Group Practice shall provide for Physician Stockholder's use of all professional instruments, books, office equipment and other property reasonably necessary, in Group Practice's discretion, for Physician Stockholder's practice of medicine under this Agreement. All instruments, equipment, furniture, furnishings, supplies, samples, forms, charts, logs, brochures, patient records, policies and procedures, contracts and any other property, materials or information furnished by Group Practice are and shall remain the sole property of Group Practice. Upon termination of this Agreement, Physician Stockholder shall return all such property to Group Practice. The use of any equipment not provided by the Group Practice will be subject to the approval of the Group Practice.

        25. ASSIGNABILITY. This Agreement and the rights and duties created hereunder shall not be assignable or delegable by Physician Stockholder. Group Practice may, at Group Practice's option and without consent of Physician Stockholder, assign its rights and duties hereunder to any successor entity or transferee of Group Practice's assets.

        26. NOTICES. All notices or other communications provided for herein to be given or sent to a party by the other party shall be deemed validly given or sent if in writing and mailed, postage prepaid, by registered or certified United States mail or hand delivered or sent by facsimile, addressed to the parties at their addresses hereinabove set forth. Any party may give notice to the other parties at any time, by the method specified above, of a change in the address at which, or the person to whom, notice is to be addressed.

        27. SEVERABILITY. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

        28. WAIVER. The failure of a party to enforce any term, provision or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision or condition for the future, nor shall any specific waiver of a term, provision or condition at one time be deemed a waiver of such term, provision or condition for any future time or times.

        29. PARTIES. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their heirs, personal representatives, legal representatives, and proper successors and assigns, as the case may be.

        30. GOVERNING LAW. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State, without giving effect to the principles of comity or conflicts of laws thereof. Each party hereto agrees to submit to the personal jurisdiction and venue of the state and federal courts having jurisdiction over the County and the State, for a resolution of all disputes arising in connection with the interpretation, construction, and enforcement of this Agreement, and hereby waives the claim or defense therein that such courts constitute an inconvenient forum.

        31. CAPTIONS. The captions of this Agreement have been assigned thereto for convenience only, and shall not be construed to limit, define or modify the substantive terms hereof.

        32. ENTIRE AGREEMENT; COUNTERPARTS. This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof, and supersedes all prior agreements, memoranda, correspondence, conversations and negotiations. This Agreement may be executed in several counterparts that together shall constitute but one and the same Agreement.

        33. COSTS OF ENFORCEMENT. In the event it is necessary for any party to retain the services of an attorney or to initiate legal proceedings to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party, in addition to all other remedies, all costs of such enforcement, including reasonable attorneys' fees and costs and including trial and appellate proceedings.

        34. GENDER, ETC. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

        35. THIRD-PARTY BENEFICIARY. The parties acknowledge and agree that the Administrator has entered into a Management Services Agreement with the Group Practice and that Physician Stockholder and Administrator, together with certain other parties, have entered into a Business Purchase Agreement, with Group Practice in reliance on the covenants of Physician Stockholder contained in Sections 18 and 19 hereof. Physician Stockholder acknowledges and agrees that Administrator has entered into the Business Purchase Agreement, purchased assets and incurred expenses in order to fulfill its obligations pursuant to the Management Services Agreement, and otherwise detrimentally relied upon Physician Stockholder's agreement to perform his obligations pursuant to terms of this Agreement, and that the Administrator's agreement to pay Physician Stockholder the consideration described in the Business Purchase Agreement was made in reliance on Physician Stockholder's commitment to provide services as a participant in the Group Practice pursuant to terms of this Agreement for the Term of Engagement. Accordingly, Group Practice and Physician Stockholder agree that Administrator is a specific intended third-party beneficiary of such covenants, who shall be independently entitled to the benefit thereof and shall have an independent right to enforce same. In addition, Group Practice and Physician Stockholder covenant and agree for the benefit of

Administrator that this Agreement shall not be terminated, modified or amended nor any of the Group Practice's rights hereunder waived without the prior written consent of Administrator.

        Physician Stockholder acknowledges and agrees that in the event of termination of this Agreement, and in connection with any violation of this Agreement on the part of Physician Stockholder, Group Practice may, upon request of Administrator, assign any cause of action and/or rights that it may have hereunder to the Administrator, including Group Practice's rights, if any, to recover liquidated damages from Physician Stockholder. Physician Stockholder acknowledges and agrees that in the event of any such assignment, Administrator shall be entitled to set off liquidated damages and other amounts payable by Physician Stockholder hereunder which have been assigned to Administrator against amounts paid or to be paid by Administrator to Physician Stockholder under the terms of the Business Purchase Agreement, subject to any defenses against the assignor thereof.

        IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date first written above.

                                       PHYSICIAN STOCKHOLDER:

                                       __________________________________

                                       GROUP PRACTICE:

                                       _____________________, a Texas
                                       professional limited liability company

                                       By: ______________________________
                                              _________________, President

ACKNOWLEDGED:

        AMERICAN MEDICAL PROVIDERS, INC.,
        a Delaware corporation

By:             _________________________________
Printed Name:   _________________________________
Title:          _________________________________

                                   SCHEDULE A


A.      STATE                      _____________________________________


B.      COUNTY(IES)                _____________________________________


C.      OFFICE LOCATION(S)         _____________________________________
                                   _____________________________________
                                   _____________________________________


D.      LIST OF OUTSIDE            _____________________________________
        PROFESSIONAL ACTIVITIES    _____________________________________
                                   _____________________________________


E.      LIST OF BUSINESS           _____________________________________
        INTERESTS                  _____________________________________
                                   _____________________________________

                                   SCHEDULE B

A.      VACATION/PERSONAL TIME               ______ weeks/year


B.      BENEFITS

        Retirement Plan

        Stock Purchase Plan

        Insurance - Life

        Insurance - Health

        Insurance - Disability


C.      PROFESSIONAL MEETINGS/               ______ weeks/year
        CONTINUING MEDICAL EDUCATION

                                   SCHEDULE C

                                   SCHEDULE D

                                  COMPENSATION

                               Salary or Percentage             Advance on First
                           Of Net Earnings Before Taxes         Month Draw (Y/n)
                           ----------------------------         ----------------

PHYSICIAN EMPLOYEE:

     _______________________       _______________________

     _______________________       _______________________

     _______________________       _______________________

     _______________________       _______________________


PHYSICIAN STOCKHOLDER:                                                  BASE
                                                                         Y/N

     _______________________       _______________________            __________

     _______________________       _______________________            __________

     _______________________       _______________________            __________

     _______________________       _______________________            __________

                                   SCHEDULE E

                               PENDING LITIGATION

                                     [NONE]

                                      E - 1